Exhibit 99.1

FOR IMMEDIATE RELEASE

December 18, 2017

TEGNA to Acquire Midwest Television, Inc.’s Broadcasting Stations in San Diego, CA

McLEAN, VA and SAN DIEGO, CA – TEGNA Inc. (NYSE: TGNA) and Midwest Television, Inc. jointly announced today they have entered into a definitive agreement under which TEGNA will acquire, for $325 million in cash, KFMB-TV, the CBS affiliated station in San Diego, KFMB-D2 (CW) and radio broadcast stations KFMB-AM and KFMB-FM in San Diego.

Through this transaction, TEGNA adds a strong market to its portfolio of big four affiliates in top markets. San Diego is the 29th largest U.S. TV market with 1.1 million households and the 17th largest radio market. KFMB-TV is the long-standing market leader in San Diego. It leads the market in audience ratings and share across all demographics and is number one in news across all major time slots. KFMB-D2, The CW San Diego, operates as a digital subchannel of KFMB. KFMB-TV and KFMB-D2 share studio facilities in the Kearny Mesa section of San Diego with KFMB 760 AM talk radio and KFMB-FM, which offers an adult rock hits format.

“This is a marriage of two great broadcasting cultures. We have long admired our dedicated colleagues in San Diego and look forward to continuing the stations’ high-quality journalism, editorial independence and commitment to their local community,” said Dave Lougee, president and CEO, TEGNA. “We have a proven ability to be a strategic and disciplined consolidator with a track record of acquiring profitable businesses at an attractive, accretive valuation. Looking ahead, we will continue to evaluate additional investments and select transactions to build on our growth and success with a focus on creating shareholder value.”

Commenting on the transaction, Elisabeth Kimmel, Midwest Television, Inc.’s president and owner said, “This transaction is a testament to the outstanding value our employees have created serving the San Diego community. Having owned these properties for over 55 years, our family believed it imperative to find an excellent steward for television and radio stations that the community has embraced as part of the fabric of San Diego. We have found such a partner in TEGNA, an innovative media company that shares our commitment to the highest levels of journalistic integrity and serving the greater good of the community. We welcome TEGNA to San Diego with the knowledge that their values, resources and community leadership will serve our employees, consumers and customers for decades to come.”

TEGNA’s resources will provide an enhanced level of innovation to San Diego consumers and advertisers, driven by industry-leading audience and advertiser-focused initiatives. TEGNA will achieve synergies driven by mechanical revenue and cost efficiencies.

The transaction, structured as an asset purchase, represents an attractive purchase price multiple of 6.6 times average expected 2017/2018 EBITDA, including expected run rate synergies and tax benefits. TEGNA expects the transaction to be accretive to EPS by a few cents within the first 12 months after close, and immediately accretive to free cash flow.

TEGNA will finance the transaction through the use of available cash and borrowing under its existing credit facility. The acquisition is subject to customary regulatory approvals and closing conditions, and is expected to close in the first quarter of 2018.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. With 46 television stations in 38 markets, TEGNA delivers relevant content and information to consumers across platforms. It is the largest owner of top 4 affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. Each month, TEGNA reaches 50 million adults on-air and 35 million across its digital platforms. TEGNA has been consistently honored with the industry’s top awards, including Edward R. Murrow, George Polk, Alfred I. DuPont and Emmy Awards. TEGNA delivers results for advertisers through unparalleled and innovative solutions including OTT local advertising network Premion, centralized marketing resource Hatch, and G/O Digital, a one-stop shop for local businesses to connect with consumers through digital marketing. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. For more information, visit www.TEGNA.com.

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TEGNA

For media inquiries, contact:

Anne Bentley

Vice President, Corporate Communications

703-873-6366

abentley@TEGNA.com

For investor inquiries, contact:

Jeffrey Heinz

Vice President, Investor Relations

703-873-6917

jheinz@TEGNA.com

Midwest Television, Inc.

For media inquiries, contact:

Patricia Elwood

Director, Community Services & TV Program Development

KFMB Stations, Midwest Television, Inc.

7677 Engineer Rd

San Diego, CA 92111

858-495-9392

pelwood@kfmb.com